FOR IMMEDIATE RELEASE	Exhibit 99.1

January 4, 2017

Citizens Bancshares Corporation Repurchase TARP Series C Preferred Shares

ATLANTA, January 4, 2017 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OTCPink: CZBS) (the “Company”), the parent company of Citizens Trust Bank (CTB), announced today it has repurchased, at a discount, its TARP Community Development Capital Initiative (“CDCI”) Series C Preferred Shares from the U.S. Department of the Treasury (“Treasury”). The Company issued 4,379 shares of its Series C Preferred Shares to Treasury for $4,379,000 on September 17, 2010 under its TARP CDCI Program. The Company repurchased the Series C Preferred Shares for $4,227,049, representing a $151,951 discount, and paid all accrued and unpaid dividends totaling $10,948. The funds for the repurchase came from existing financial resources of the Company. The Company’s Series B Preferred Shares issued to Treasury totaling 7,462 shares remains outstanding.

Cynthia N. Day, President and Chief Executive Officer, stated “We are pleased that our capital position provides us with the capability to repurchase our Series C Preferred Securities from Treasury at a discount which reinforces our commitment to creating sustained long-term shareholder value. Our capital ratios after the repurchase continue to exceed the requirements for well-capitalized banks.”

Since its inception, the Citizens Trust Bank has remained dedicated to the growth and development of communities by providing quality financial solutions and extraordinary service. The Bank takes pride in offering its financial solutions throughout metropolitan Atlanta and Columbus, Georgia, and Birmingham and Eutaw, Alabama.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements.

Contact:

Citizens Bancshares Corporation

Samuel J. Cox, Chief Financial Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation